Exhibit 99.1

[U.S. RESTAURANT PROPERTIES LOGO]	12240 Inwood Road
Suite 300
Dallas, Texas 75244
972-387-1487
FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 25, 2004

NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 4th Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported fourth quarter and full-year operating results including record net income.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,			Years ended December 31,
	2003	2002	% Change	2003	2002	% Change
Real estate revenues	$17,855	$16,370	9.1%	$69,019	$65,774	4.9%
Cash flow from operations	10,595	9,571	10.7%	43,043	34,577	24.5%
Distributions to common and preferred shareholders and minority interests	10,068	9,485	6.1%	38,903	37,825	2.8%
Net income allocable to common stockholders	3,907	2,518	55.2%	14,351	7,166	100.3%
Earnings per share (diluted)	$0.17	$0.13	30.8%	$0.70	$0.36	94.4%
Funds from operations (FFO) (diluted)	8,560	6,316	35.5%	25,880	25,300	2.3%
Interest Coverage Ratio (EBITDA/interest expense)	3.7	2.7		3.2	2.6

Net income allocable to common stockholders was $3.9 million in the fourth quarter and a record $14.4 million for the full year of 2003, due mainly to acquisitions completed over the past 18 months, increased income from retail operations and gains realized on strategic sales. Included in net income and FFO are certain expenses incurred by the Company to maintain and re-tenant its under-performing and un-leased properties, such as property taxes and legal costs. Property taxes decreased over the prior period, totaling $0.3 million in the fourth quarter of 2003 versus $0.4 million for the same period last year. Legal expenses associated with tenant enforcement actions or dispute settlements totaled $0.4 million in the fourth quarter of 2003 versus $1.0 million for the same period last year. Other property costs, most of which related to under-performing and un-leased properties, were $0.4 million in the fourth quarter of 2003 versus $0.3 million for the same period last year. Also included in net income and FFO were certain non-cash expenses such as impairment of long-lived assets and provision for doubtful accounts. Impairment of long-lived assets was $1.2 million in the fourth quarter of 2003 versus $0.6 million for the same period last year. Provision for and recoveries of doubtful accounts was a $0.5 million charge in the fourth quarter versus a $1.5 million recovery in the same period last year.

Other Company highlights during the fourth quarter included:

—	issued 2.575 million shares of common stock generating proceeds of $38.5 million, net of certain transaction costs

—	issued $4.0 million of Series B preferred stock

—	entered into a three-year $60.0 million syndicated credit facility

—	redeemed the partnership interest (minority interest) with cash from the common offering, the issuance of Series A preferred stock and a $35.0 million term loan

—	entered into an eight-year $12.0 million term facility with First Hawaiian Bank

—	sold its 7.5% equity interest in Shoney’s Inc. resulting in a gain of $2.1 million

—	acquired 37 Captain D’s restaurants for $29.8 million

Robert Stetson, President and CEO commented, “The fourth quarter of 2003 represents the last phase of our transformation which began over two years ago. All of our major tenants are now corporate restaurant franchisors, our gas station portfolio has been reduced and restructured and our balance sheet has been deleveraged, lowering our debt to total capitalization to 39.6%. We are proud to be able to complete this transformation while at the same time growing net income and FFO.”

For the three months ended December 31, 2003, total revenues increased $4.3 million, or 15.7%, to $31.9 million compared to the corresponding prior year period. The change was primarily attributable to the following:

—	an increase of $2.8 million, or 25.2%, to $14.1 million in retail operations revenue compared to the corresponding prior year period, due substantially to revenue growth in fuel sales, mostly in Hawaii from increased gallons sold and higher retail pump prices,

—	an increase of $1.0 million, or 6.6%, to $15.8 million in real estate rental revenue due to an increase in base rents from a greater number of leases in the fourth quarter of 2003 offset partly by a decrease of percentage rents, and

—	$0.4 million in lease termination fees collected in the fourth quarter of 2003.

Net income allocable to common stockholders for the fourth quarter also included:

—	transaction related payments on the redemption of the minority interest of $0.3 million related to a final interest payment and a full quarterly payment of Series A preferred stock dividends for stock held less than a full quarter due to issuance shortly before the record date,

—	bonus expense of $0.3 million related to various capital transactions completed during the quarter,

—	Fina related losses from transitional operations of $0.3 million, and

—	legal expenses of $0.2 million for the settlement of a three-year-old case.

RETAIL DEVELOPMENT AND TRANSITIONAL OPERATIONS

The Company conducts retail operations on an interim basis for selected properties until they are re-leased by, or sold to, third parties. All retail activity is conducted through a taxable REIT subsidiary. It is anticipated that most of the reported retail revenue will be rental income when the properties are leased to third parties.

At the end of the fourth quarter, retail operations consisted of 16 properties operated by employees of a Company subsidiary, and 12 properties to which the subsidiary supplied fuel only. Year-to-date through December 31, 2003, the retail subsidiary began operating 31 properties, leased 23 properties to third parties, closed 5 properties, and sold 2. Revenue from properties operated by the Company on an interim basis was $14.1 million and contributed $1.1 million to net income in the fourth quarter. Included in the Company’s general and administrative expenses for the quarter was $1.4 million of retail store operating costs.

PORTFOLIO DEVELOPMENT

During the fourth quarter of 2003, the Company disposed of 27 properties, generating net cash proceeds of $6.4 million and a gain of $0.7 million. The Company also acquired 37 Captain D’s restaurants for $29.8 million. Offsetting the $0.7 million gain on sale of properties in the fourth quarter was $1.2 of non-cash impairment charges.

Impairment charges result when the Company determines from its regular analysis of real property assets that circumstances indicate the book value of an asset may not be fully recoverable. As part of this regular analysis, any time a property is marketed for sale at a price less than net book value, an impairment charge is immediately recognized.

At December 31, 2003, the Company’s portfolio consisted of 795 properties, of which 16 were operated by the Company’s retail subsidiary, 69 were non-performing and 1 was vacant land. Net book value of the non-performing properties and vacant land was $26.4 million.

The Company will hold a conference call on Thursday, February 26, 2004 at 10:00 am CST to review its fourth quarter results. The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call. A web replay will be available shortly after the call for 14 days. A digital replay of the conference call will be available until midnight March 11, 2004 by dialing (877) 519-4471 and entering reference number 4446998.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company’s strategy focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). At December 31, 2003, the Company’s portfolio consisted of 795 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

U.S. Restaurant Properties, Inc.

Consolidated Statement of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues:
Real estate rental	$15,811	$14,834	$60,827	$59,485
Tenant expense reimbursements	929	681	3,362	2,924
Lease termination fees	364	—	1,745	92
Interest on mortgage loans	751	855	3,085	3,273
Retail operations	14,088	11,249	56,820	37,856

Total revenues	31,943	27,619	125,839	103,630
Expenses:
Ground rent	987	708	3,825	3,106
Property taxes	262	370	1,006	976
Other property	370	292	1,431	990
Legal	567	1,425	2,118	2,888
Depreciation and amortization	5,590	5,120	21,283	19,975
Impairment of long-lived assets	533	99	1,855	447
Provisions for (recoveries of) doubtful accounts	516	(1,534)	168	(2,000)
General and administrative	3,167	2,664	11,129	9,953
Retail cost of sales	10,927	9,582	47,404	32,079

Total expenses	22,919	18,726	90,219	68,414

Income from continuing operations	9,024	8,893	35,620	35,216
Non-operating income	7	91	36	940
Gain on sale of investments	2,105	—	2,105	—
Interest expense	(4,419)	(5,615)	(20,126)	(22,306)
Minority interests	(605)	(1,169)	(4,147)	(4,681)

Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	6,112	2,200	13,488	9,169
Income from discontinued operations	124	2,093	9,041	5,099
Cumulative effect of change in accounting principle	—	—	(270)	—

Net income	6,236	4,293	22,259	14,268
Dividends on preferred stock	(2,329)	(1,775)	(7,908)	(7,102)

Net income allocable to common stockholders	$3,907	$2,518	$14,351	$7,166

Net income per share—basic:
Income from continuing operations allocable to common stockholders	$0.17	$0.02	$0.27	$0.10
Income from discontinued operations	0.00	0.11	0.44	0.26
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net income per share	$0.17	$0.13	$0.70	$0.36

Net income per share—diluted:
Income from continuing operations allocable to common stockholders	$0.17	$0.02	$0.27	$0.10
Income from discontinued operations	—	0.11	0.44	0.26
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net income per share	$0.17	$0.13	$0.70	$0.36

Weighted average shares outstanding
Basic	22,062	19,822	20,229	19,660
Diluted	22,163	19,847	20,317	19,762

U.S. Restaurant Properties, Inc.

4th Quarter 2003 FFO (1)

In thousands, except per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income	$6,236	$4,293	$22,259	$14,268
Preferred stock dividends declared	(2,329)	(1,775)	(7,908)	(7,102)
Cumulative preferred stock dividends accrued	(213)	—	(213)	—

Net income allocable to common stockholders	3,694	2,518	14,138	7,166

Depreciation and amortization—total (2) (3)	5,620	5,816	22,591	22,417
Adjustment to total depreciation and amortization	(28)	(27)	(116)	(44)
(Gain) loss on sale of property (2)	(742)	(2,017)	(11,055)	(4,271)
Less FFO adjustments allocable to minority interest	(18)	—	(29)	(108)
Cumulative effect of change in accounting principle	—	—	270	—
Extraordinary loss	—	26	—	26

FFO (Basic)	8,526	6,316	25,799	25,186
Income (loss) allocable to minority interest	16	—	52	6
Adjustments allocable to minority interest	18	—	29	108
Preferred stock dividends on dilutive securities	—	—	—	—

FFO (Diluted)	$8,560	$6,316	$25,880	$25,300

Weighted average shares outstanding (Basic)	22,062	19,822	20,229	19,660
Dilutive effect of OP units	81	—	66	77
Dilutive effect of options	18	25	12	25
Dilutive effect of guaranteed stock	—	—	—	—
Dilutive effect of Preferred Stock	—	—	—	—
Dilutive effect of Preferred Stock warrants	2	—	10	—

Weighted average shares outstanding (Diluted)	22,163	19,847	20,317	19,762

FFO (Basic) per share, allocable to common stockholders (4)	$0.39	$0.32	$1.28	$1.28
FFO (Diluted) per share, allocable to common stockholders (4)	$0.39	$0.32	$1.27	$1.28

(1)	The Company believes the supplemental non-GAAP measure FFO is a useful indicator of operating performance and that it is most directly comparable to GAAP net income. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations of utilizing GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, we believe, along with many industry investors and analysts, that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. As a result, the National Association of Real Estate Investment Trust (NAREIT) created FFO as a supplemental performance measure that excludes historical cost depreciation, among other items, from GAAP net income. The Company believes that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results. Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of the Company’s operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. Therefore, the Company considers FFO a useful measure for reviewing its comparative operating and financial performance because, by excluding real estate asset depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs.

(2)	Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 89 properties during the 12 months ended December 31, 2003 and 46 properties during the 12 months ended December 31, 2002.

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues	$279	$1,746	$5,390	$8,484
Depreciation and amortization	(30)	(696)	(1,308)	(2,442)
Impairment of long-lived assets	(715)	(456)	(3,265)	(1,959)
Other expenses	(152)	(518)	(2,831)	(3,255)

	(618)	76	(2,014)	828
Gain (loss) on sale of property	742	2,017	11,055	4,271

Income (loss) from discontinued operations	$124	$2,093	$9,041	$5,099

(3)	Depreciation expense related to remodel grants has been reclassified from depreciation to real estate rental revenue for prior periods. For the three and 12 months ended December 31, 2002, $69,000 and $269,000 have been reclassified to conform with the current period presentation.

(4)	FFO (Basic) per share is calculated by dividing FFO (Basic) by the weighted average number of shares of common stock outstanding for the period. FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis. Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive. For the three and 12 months ended December 31, 2003, all Common Stock Equivalents were dilutive except Preferred Stock and Preferred Stock warrants. For the three and 12 months ended December 31, 2002, all Common Stock Equivalents were dilutive except Preferred Stock and Preferred Stock warrants.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol—Common Stock	USV

—Preferred Stock	USV_pa

Annualized dividend rate per share of Common	$1.32

Common Stock price per share as of market close, December 31, 2003	$17.04

Dividend yield on Common Stock (annualized dividend divided by price per share at December 31, 2003)	7.75%

Total shares of Common Stock issued and outstanding December 31, 2003	22,526,689

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, December 31, 2003	$22.93

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at December 31, 2003)	8.42%

Total shares of Series A Preferred Stock issued and outstanding December 31, 2003	4,084,288

Number of core business properties at December 31, 2003	795

Cash and cash equivalents at December 31, 2003	$13,774,653

Fourth quarter interest coverage ratio (EBITDA/interest expense)	3.7

U.S. Restaurant Properties, Inc.

Capitalization at December 31, 2003

(in thousands)

Debt
Line of Credit			$10,300
Notes Payable			314,696
Mortgage Note Payable			910

			325,906
	Shares Outstanding 31-Dec-03	Closing Price 31-Dec-03
Equity
Series A Preferred Stock	4,084	$22.93	93,646
Series B Preferred Stock	20		20,000
Common Stock	22,527	$17.04	383,860

			497,506

Total Capitalization			$823,412